SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Immune Response Corporation

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	4)	Date Filed: ____________, 2003

THE IMMUNE RESPONSE CORPORATION
5931 DARWIN COURT
CARLSBAD, CALIFORNIA 92008
(760) 431-7080

June [17], 2003

Dear Stockholder:

          You are cordially invited to attend a special meeting of stockholders of The Immune Response Corporation which will be held on Monday, July [7], 2003, at 9:00 a.m., Pacific Time, at our offices at [5931 Darwin Court], Carlsbad, California 92008. The Board of Directors and management look forward to seeing you at the meeting.

          This special meeting is being called to seek stockholder approval of Proposals 1, 2 and 3 in the accompanying Proxy Statement.

•	Proposal 1 asks stockholders to approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock of the Company.
•

Proposal 2 asks stockholders to approve revised terms for certain holders of our shares of common stock and Class A Warrants issued by us in connection with our private placement completed in December 2002.

•	Proposal 3 asks stockholders to approve the potential issuance of shares of the Company’s Series A Convertible Preferred Stock in connection with our proposed private placement.

          Approval of Proposals 2 and 3 is imperative to the Company’s financial well-being.  As described more fully in the accompanying Proxy Statement, we are seeking your approval of Proposals 2 and 3 for the purpose of complying with certain Rules of the National Association of Securities Dealers, Inc.

          In the event we do not obtain approval of Proposals 2 and 3, the Board of Directors believes that an essential source of funding for the Company’s product development and continued financial viability will be lost.  If Proposals 2 and 3 are not approved, the Company will need to seek out other investors who, even if they agree to invest in the Company, may offer the Company less advantageous financing terms.  In addition, the time consumed and costs incurred in finding these investors, if any, will put additional strain on our cash position. Your Board of Directors unanimously recommends a vote FOR Proposal 1 and with one member of the Board of Directors, Mr. Kevin Kimberlin, abstaining, unanimously recommends a vote FOR Proposals 2 and 3.

          The formal notice of the Special Meeting and the Proxy Statement have been made a part of this invitation.

          After reading the Proxy Statement carefully and in its entirety, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE SPECIAL MEETING IN PERSON.

          Your prompt attention to these proposals is greatly appreciated and we recommend that you vote FOR Proposals 1, 2, and 3.

Sincerely yours,

John N. Bonfiglio, Ph.D. Chief Executive Officer

THE IMMUNE RESPONSE CORPORATION

Notice of Special Meeting of Stockholders

To be held July [7], 2003

To the Stockholders of The Immune Response Corporation:

          A Special Meeting of Stockholders of The Immune Response Corporation, a Delaware corporation (the “Company”), will be held at The Immune Response Corporation’s offices at [5931 Darwin Court, Carlsbad, California 92008] on July [7], 2003, at 9:00 a.m., Pacific Time, for the following purposes:

          1.     To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of preferred stock.

          2.     To approve, for the purposes of the National Association of Securities Dealers (the "NASD") Rules 4350(i)(1)(A), 4350(i)(1)(D) and 4350(i)(1)(B), certain revised terms and conditions for holders of shares of common stock and Class A Warrants issued by us in connection with our private placement completed in December 2002.

          3.     To approve, for the purposes of the NASD Rules 4350(i)(1)(A), 4350(i)(1)(D) and 4350(i)(1)(B), the potential issuance of shares of the Company’s Series A Convertible Preferred Stock in connection with our proposed private placement.

          4.     To transact such other business as may properly come before the Special Meeting and any postponement or adjournment of the Special Meeting.

          Only stockholders of record at the close of business on June [12], 2003 are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.  For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Special Meeting will be available during normal business hours at the Secretary’s office, 5931 Darwin Court, Carlsbad, California 92008.

          The Board of Directors unanimously recommends a vote for approval of Proposals 1, and with Mr. Kimberlin abstaining, unanimously recommends a vote for approval of Proposals 2 and 3.

          It is important that your shares be represented at this meeting.  Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy.  This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

John N. Bonfiglio Ph.D. Chief Executive Officer

June [17], 2003

THE IMMUNE RESPONSE CORPORATION

5931 DARWIN COURT
CARLSBAD, CALIFORNIA 92008

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JULY [7], 2003

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Immune Response Corporation, a Delaware corporation (“IRC,” the “Company” or “us”), of proxies in the accompanying form to be used at the Special Meeting of our Stockholders to be held at our offices at [5931 Darwin Court, Carlsbad, California 92008], on July [7], 2003 at 9:00 a.m., Pacific Time, and any postponement or adjournment thereof (the “Special Meeting”).  The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Special Meeting in accordance with the instructions therein.  A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting.  On the matters coming before the Special Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly.  Subject to matters of the discretionary authority of brokers discussed below, if no choice is specified, the shares will be voted “FOR” approval of Proposals 1, 2 and 3 referred to in the Notice of Special Meeting and described in this Proxy Statement.

          Only stockholders of record at the close of business on June 12, 2003 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting.  As of the close of business on that date, we had [xx,xxx,xxx] shares of common stock issued and outstanding.  The presence in person or by proxy of holders of a majority of our outstanding shares constitutes a quorum for the transaction of business at the Special Meeting.  Each holder of common stock is entitled to one vote for each share held as of the Record Date.  We have no other voting securities outstanding.

          Approval of Proposal 1 requires the affirmative vote of holders of a majority of shares of outstanding stock and Proposals 2 and 3 require the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on the matter.  Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes.  If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a proposal, these non-voted shares will be counted for quorum purposes, but will not be deemed to be present or represented for purposes of determining whether stockholder approval of a proposal has been obtained.  Shares of our common stock issuable upon conversion or exercise, respectively, of the notes and warrants issued to Cheshire Associates, LLC, an entity affiliated with or related to Mr. Kimberlin (“Cheshire Associates”) will not be voted on Proposals 1, 2 or 3.  However, all shares directly held as of the Record Date by Mr. Kimberlin and Cheshire Associates may be voted on Proposals 1, 2 or 3.  The Board of Directors unanimously recommends a vote for approval of Proposals 1 and, with Mr. Kimberlin abstaining, unanimously recommends a vote for approval of Proposals 2 and 3.

          Expenses for printing, mailing proxy materials and solicitation of proxies will be paid by us.  We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock.  We may retain D.F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of approximately $[20,000].  In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and other employees by personal interview, telephone, electronic mail or facsimile without additional compensation therefor.

          This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about June [17], 2003.

IMPORTANT

Please mark, sign and date the enclosed proxy and promptly return it in the enclosed postage-prepaid return envelope so that, whether or not you intend to be present at the Special Meeting, your shares can be voted.  This will not limit your rights to attend or vote at the Special Meeting.  Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

          The Board of Directors has approved an amendment to the our Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”), to increase the number of authorized shares of Preferred Stock to [10,000,000] from 5,000,000.  The Board of Directors unanimously recommends that our stockholders approve this amendment.

          As of June 12, 2003, we had [xx,xxx,xxx] shares of common stock outstanding.  An additional [5,723,815] shares of common stock were reserved for future issuance under our stock plans, of which [3,612,739] shares were covered by outstanding options and [2,111,076] shares were available for future grants or purchase.  Additionally, as of May 31, 2003, warrants to purchase [31,709,239] shares of common stock, notes convertible into an estimated 11,527,274 shares of common stock (including the shares issuable upon conversion of the convertible promissory notes issued in March and May 2003, but excluding any shares issuable for accrued but unpaid interest thereon), placement agent option to purchase 1,452,419 shares of our common stock and 1,452,419 Class A warrants and [1,250,000] shares of common stock issuable pursuant to our License and Collaboration Agreement, dated June 26, 2002, as amended and stock purchase agreement with Trinity Medical Group USA, Inc. (“Trinity”) were outstanding.

          Although we do not expect that the aggregate number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock sold pursuant to the private placement described in Proposal 3 to exceed 5,000,000, the authorized shares of preferred stock currently available may not be sufficient to enable us to issue additional shares of Series A Convertible Preferred Stock in the future.  Regardless of whether this Proposal 1 is approved by the stockholders, we cannot assure that it will be able to raise any additional funds through the issuance of stock, notes, warrants or units.

          The Board of Directors believes that the current number of authorized shares of preferred stock available for future issuances may not be sufficient to enable us to respond to potential business opportunities and to pursue important objectives that may be anticipated.  Accordingly, the Board of Directors believes that it is in our best interests to increase the number of authorized shares of preferred stock as described above.  The Board of Directors also believes that the availability of such shares will provide us with the flexibility to issue preferred stock for proper corporate purposes that may be identified by the Board of Directors from time to time, such as financings, acquisitions, strategic business relationships or stock dividends (including stock splits in the form of stock dividends).

          If Proposals 1 and 3 are approved, the authorized shares of preferred stock in excess of those issued is estimated to be approximately [8,328,877] shares.  Those shares will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by our stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded.  We do not presently have any plans to issue those excess shares.

          The Board of Directors does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of us and our then-existing stockholders.

          The Board of Directors does not recommend this proposed amendment with the intent to use the ability to issue additional preferred stock to discourage tender offers or takeover attempts.  However, the availability of authorized preferred stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of us.  The proposed amendment is not in response to any effort on the part of any party to accumulate material amounts of preferred stock or to acquire control of us by means of merger, tender offer, proxy contest or otherwise, or to change the our management.  In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the stockholders.

          The text of the first paragraph of Paragraph A of Article IV of the Certificate of Incorporation, as it is proposed to be amended pursuant to this proposal, is as follows:

“The total number of shares of all classes of capital stock which the corporation shall have authority to issue is One Hundred Eighty Million (180,000,000) of which One Hundred Seventy Million (170,000,000) shares of the par value of One-Fourth of One Cent ($.0025) each shall be Common Stock (the “Common Stock”) and Ten Million (10,000,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Preferred Stock (the “Preferred Stock”).”

Vote Required

          The affirmative vote of the holders of a majority of our outstanding common stock is required to approve this proposal.  If approved by the stockholders, the proposed amendment to our Certificate of Incorporation will become effective upon the filing, if any, of a Certificate of Amendment with the Secretary of State of Delaware.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information, as of May 31, 2003, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation table set forth herein and (iv) all of our directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated, the business address of each individual is c/o 5931 Darwin Court, Carlsbad, California, 92008.

	Shares Beneficially Owned (1)	Percentage Beneficially Owned (2)

Kevin B. Kimberlin (3)(4)(6)	30,187,001	64.1%
Trinity Medical Group 30021 Tomas Street, Suite 300 Santa Margarita, CA 92688	1,000,000	5.1%
Dennis J. Carlo (5)(6)(7)	303,316	*
James B. Glavin (6)	175,734	*
Jed B. Trosper (6)	88,631	*
Ronald B. Moss (6)(8)	—	*
Michael L. Jeub (6)	174,230	*
Alan S. Rosenthal (6)	140,698	*
John N. Bonfiglio (6)(9)	140,328	*
All directors and executive officers as a group (8 persons) (10)	31,209,938	65.0%

*	Less than 1%.

(1)

To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)

Percentage ownership is based on 19,670,729 shares of our common stock outstanding as of May 31, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, based on voting and investment power with respect to shares. Shares of our common stock subject to options, notes or warrants currently exercisable, or exercisable within 60 days after May 31, 2003, are deemed outstanding for computing the percentage ownership of the person holding those securities, but are not deemed outstanding for computing the percentage ownership of any other person. Additionally, the shares underlying the notes and warrants issued in the November 2001, February 2002, May 2002, November 2002, March 2003, May 2003 and the December 2002 private placement are deemed outstanding for computing the percentage ownership of Mr. Kimberlin and for all of the directors and executive officers as a group, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

The address of the principal place of business of Cheshire Associates, LLC, an entity which is affiliated with Mr. Kimberlin, is c/o Spencer Trask Ventures, Inc., 535 Madison Avenue, 18th Floor, New York, New York 10022.

(4)

Mr. Kimberlin’s spouse held 8,750 shares of our common stock, a retirement account for the benefit of Mr. Kimberlin held 4,000 shares of our common stock, Kimberlin Family Partners, L.P., a Colorado limited partnership, of which Mr. Kimberlin is the general partner, held 56,979 shares of our common stock, and Kevin Kimberlin Partners, L.P, of which the general partner is KKP Management LLC, a Nevada limited liability company, of which Mr. Kimberlin is the managing member, held 448,717 shares of our common stock. The amount shown also includes: (a) 559,706 shares of our common stock issuable on conversion of the promissory note contributed to Cheshire Associates by Kevin Kimberlin Partners, L.P. from the November 2001 private placement, (b) 565,841 shares of our common stock issuable on exercise of the warrant contributed to Cheshire Associates by Kevin Kimberlin Partners, L.P from the November 2001 private placement, (c) 554,292 shares of our common stock issuable on conversion of the promissory note contributed to Cheshire Associates by Oshkim from the February 2002 private placement, (d) 550,599 shares of our common stock issuable on exercise of the warrant contributed to Cheshire Associates by Oshkim from the February 2002 private placement, (e) 2,745,367 shares of our common stock issuable on conversion of the promissory note contributed to Cheshire Associates by Oshkim from the May 2002 private placement, (f) 2,820,396 shares of our common stock issuable on exercise of the warrant contributed to Cheshire Associates by Oshkim from the May 2002 private placement, (g) 4,704,131 shares of our common stock issuable on conversion of a promissory note issued to Cheshire Associates on November 12, 2002, (h) 4,887,883 shares of our common stock issuable upon exercise of a warrant issued to Cheshire Associates on November 12, 2002, (i) 193,648 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on November 15, 2002, (j) 201,191 shares of common stock issuable upon exercise of a warrant issued to Cheshire Associates on November 15, 2002, (k) 202,613 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on November 20, 2002, (l) 210,881 shares of our common stock issuable upon exercise of a warrant issued to Cheshire Associates on November 15, 2002, (m) 272,462 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on November 27, 2002, (n) 286,544 shares of our common stock issuable upon exercise of a warrant issued to Cheshire Associates on November 27, 2002, (o) 217,624 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on December 10, 2002 and (p) 224,422 shares of common stock issuable upon exercise of a warrant issued to Cheshire Associates on December 10, 2002, (q) 1,626,016 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on March 28, 2003, (r) 59,259 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on May 9, 2003, (s) 392,156 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on May 15, 2003.  KKP, Oshkim and the Kimberlin Family Trust contributed the notes and warrants issued to them in the November 2001, February 2002 and May 2002 private placements to Cheshire Associates. Mr. Kimberlin acts as manager of Cheshire Associates.

In conjunction with our private placement of units, $2.0 million of principal and interest on the June and July notes and related warrants transferred to Cheshire Associates have been converted into 20 units equal to 2,259,888 shares of common stock with a Class A warrant of 2,259,888 shares and a Class B warrant for 2,259,888 shares. The convertible note and warrant issued to the Kimberlin Family Trust on July 30, 2002 and contributed to Cheshire Associates has been reduced to $278,320 as a result of the $2.0 million conversion and transferred to a new note and warrant dated December 10, 2002. As a result of the consummation of the private placement of units on December 10, 2002, the number of shares and applicable conversion and exercise price, respectively, of the convertible notes and warrants issued to Oshkim, KKP, the Kimberlin Family Trust and Cheshire Associates were adjusted pursuant to their weighted average anti-dilution provisions for the issuance of common stock and common stock equivalents in the private placement of units. Consequently, the number of shares of common stock issuable upon conversion of the outstanding convertible notes has decreased to 9,449,843 and the number of shares of common stock issuable upon the exercise of the respective warrants has been decreased to 9,747,757 shares. The number of shares issuable upon conversion of the promissory notes and exercise of the warrants held by Cheshire Associates, as well as the applicable conversion prices of the notes and exercise prices of the warrants, are subject to adjustment in the event that we issue certain securities (including certain securities issued to affiliates or related parties of Mr. Kimberlin) below the applicable conversion or exercise price and in certain other events. Also, up to 50% of the placement agent options (726,210 common shares and 726,210 Class A warrants if the option is exercised) may be held by Spencer Trask Ventures, an affiliate of Mr. Kimberlin.

(5)

Effective September 6, 2002, Dr. Carlo resigned as our President and Chief Executive Officer. Dr. Carlo joined us in 1986 and served as President and Chief Executive Officer since 1994. He remains a member of our Board of Directors.

(6)

The amounts shown include the following shares which may be acquired currently or within 60 days after May 31, 2003: Dr. Carlo, 213,591 shares; Mr. Glavin, 170,945 shares; Dr. Bonfiglio, 140,328; Mr. Kimberlin, 161,441 shares; Dr. Moss, no shares; Mr. Jeub, 174,230 shares; Dr. Rosenthal, 140,698 shares; and Mr. Trosper, 88,631 shares.

(7)	Includes 4,162 shares held in trust for the benefit of Dr. Carlo’s family, as to which Dr. Carlo maintains shared voting and investment power.

(8)	Dr. Moss became our President in September 2002. Dr. Moss served as our Vice President of Medical and Scientific Affairs prior to that time. Dr. Moss resigned in January 2003.

(9)	Dr. Bonfiglio joined us as our Chief Executive Officer on January 7, 2003.

(10)

Includes as outstanding an aggregate of 1,089,864 shares which may be acquired by directors and officers currently or within 60 days after May 31, 2003 pursuant to the exercise of options, and an aggregate of 27,247,226 shares which may be acquired by directors and officers currently or within 60 days after May 31, 2003 pursuant to the exercise of warrants and the placement agent option and conversion of promissory notes. Also, includes 8,162 shares held by family trusts for the benefit of family members of directors and executive officers as to which such directors and executive officers have voting and investment power.

PROPOSAL 2

APPROVAL OF REVISED TERMS AND CONDITIONS FOR CERTAIN HOLDERS OF SHARES OF COMMON STOCK AND CLASS A WARRANTS ISSUED IN CONNECTION WITH THE COMPANY’S PRIVATE PLACEMENT COMPLETED IN DECEMBER 2002

General

          At our annual meeting of stockholders held on June 17, 2002, we sought and obtained stockholder approval to conduct a private offering of units comprised of shares of common stock and warrants to purchase shares of common stock.  Subsequently, at a special meeting of stockholders held on October 28, 2003, we obtained approval for certain revised terms of the private placement.  On December 10, 2002, we completed the private placement.

          Approximately 64 units, priced at $100,000 per unit, were sold to new investors, raising approximately $6.4 million in gross cash proceeds.  An additional $2.0 million of convertible debt was converted into 20 units in the private placement by Cheshire Associates.  The units sold in the December 2002 private placement consisted of (a) 9,522,072 shares of our common stock and (b) 9,522,072 Class A warrants to purchase initially (i) one share of our common stock and (ii) one Class B warrant to purchase one share of our common stock.  Additionally, our placement agent, Spencer Trask Ventures, Inc., has an option to purchase (a) 1,452,419 shares of our common stock and (b) 1,452,419 Class A warrants.

          If the Class A warrants issued to the investors in the December 2002 private placement are exercised in full at a price per share of $1.33, we will receive net proceeds of $12,664,356 from the issuance of 9,522,072 shares of our common stock and 9,522,072 Class B warrants.  As of June 1, 2003, no Class A or Class B warrants have been exercised and no market exists for the Class A or Class B warrants.  In order to provide an incentive to certain holders of the Class A warrants to exercise their Class A warrants prior to July [ ], 2003 (the “Incentive Period”), we are seeking stockholder approval to revise certain terms and conditions relating to shares of common stock and Class A warrants included in the units as described below.  The revised terms will only apply to certain holders of the Class A warrants who participate in this incentive during the Incentive Period.  For holders of Class A warrants who do not exercise their Class A warrants during the Incentive Period, the terms and conditions relating to the unit securities, including the Class A and Class B warrants, will remain the same.

The Revised Terms of the Unit Securities

          Subject to stockholder approval and certain other terms and conditions described below, we intend to issue to the holders of Class A warrants an additional one-half (1/2) share of common stock for each share of common stock purchased by such holder upon exercise by such holder of a Class A warrant (the “Incentive Shares”).  We will limit the number of Incentive Shares which can be issued to a total of 3.0 million with an additional 1.0 million Incentive Shares issuable at the discretion of our placement agent, Spencer Trask Ventures, Inc.  Once we have issued to holders 3.0 million Incentive Shares as a result of the purchase by such holders of 6.0 million shares of common stock upon their exercise of the applicable number of Class A warrants, the remaining holders of Class A warrants will be entitled to purchase one share of common stock and one Class B warrant on the terms described under the heading “The Original Terms of the Class A Warrants” below.

          Any holders of Class A warrants who receives the Incentive Shares only if they exercise their Class A warrants prior to July [ ], 2003.  The holders of the Class A warrants who receive the Incentive Shares will not be permitted to, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of (i) any shares of common stock acquired by them in our December 2002 private placement, (ii) any shares of common stock purchased upon the exercise of the Class A warrants or (ii) any Incentive Shares, in each case until the date which is 270 days following such holders exercise of the Class A warrant.  [Such 270 days day period will commence upon the expiration of the current lock-up agreement covering the shares of common stock issued in the December 2002 private placement.] Our placement agent may, in its sole discretion and upon written notice to such purchasers, permit the sale or other disposition of such shares of common stock prior to the expiration of such period; however, any such decision may be made only in respect of all (but not less than all) of the shares of common stock to which the resale restrictions apply.

The Original Terms of the Class A Warrants

          Terms.  Each Class A warrant entitles the holder to purchase initially (a) one share of common stock and (b) one Class B warrant.  The Class A warrants have an initial exercise price of $1.33.  The exercise price and the number of securities issuable upon exercise of a Class A warrant are subject to adjustments in certain cases described in our Proxy Statement for the special meeting held on October 28, 2002.

          Exercise.  Class A warrants may not be exercised by anyone other than an initial investor in the units until the Registration Statement on Form S-1 covering the sale by us to subsequent public purchasers of the warrants becomes effective.  Initial purchasers of the units may sell or exercise the Class A warrants prior to the effectiveness of a registration statement pursuant to an exemption from registration under the Securities Act of 1933.  Upon the effectiveness of the Form S-1, each Class A warrant shall be exercisable at any time until December 10, 2007.

          Redemption.  Upon thirty (30) days’ prior written notice to the holders of the Class A warrants, we shall have the right to redeem from such holders the Class A warrants (including the underlying Class B warrants) at any time after the date of issuance, at a price of $0.01 per Class A warrant, if the average of the closing bid prices of our common stock for any ten (10) consecutive trading days ending within thirty (30) days prior to the date of the notice of redemption is greater than or equal to $2.49, subject to any stock splits, combinations or similar adjustments.  However, we will not redeem any Class A warrant from a subsequent purchaser at any time prior to the date the Form S-1 is declared effective by the SEC and the conditions for redemption are otherwise met.

Why We Need Stockholder Approval

          Because our common stock is traded on The Nasdaq SmallCap Market (“Nasdaq”), we are subject to certain rules of the NASD.  The Board of Directors has submitted this Proposal 2 to the stockholders for approval because Nasdaq has advised us that the NASD Rules require us to receive stockholder approval of the revised terms of the Class A warrants.

          Under NASD Rule 4350(i)(1)(A) (the “Insider Rule”), Nasdaq-listed companies must obtain stockholder approval of a plan or arrangement under the following paragraph:

“when a stock option or purchase plan is to be established or other arrangement made pursuant to which stock may be acquired by officers or directors, except for warrants or rights issued generally to security holders of the company or broadly based plans or arrangements including other employees (e.g. ESOPs). In a case where the shares are issued to a person not previously employed by the company, as an inducement essential to the individual’s entering into an employment contract with the company, shareholder approval will generally not be required. The establishment of a plan or arrangement under which the amount of securities which may be issued does not exceed the lesser of 1% of the number of shares of common stock, 1% of the voting power, or 25,000 shares will generally not require shareholder approval.”

          Nasdaq has informed us that it has an unpublished interpretation of the Insider Rule which, in Nasdaq’s view, establishes that the term “other arrangement” applies to arrangements which are not compensatory, such as capital raising transactions.  Furthermore, pursuant to its unpublished interpretation, Nasdaq has advised us that it requires stockholder approval only for “other arrangements” in which the issuance of securities to officers and directors is at a discount to the prevailing market price and is in excess of the lesser of 1% of the number of shares outstanding, 1% of the voting power outstanding or 25,000 shares.  Nasdaq has further informed us that it interprets the issuance of the Incentive Shares to the holders of the Class A warrants as an “arrangement” pursuant to which stock may be acquired by certain of our directors or entities related to certain of our directors that would trigger the Insider Rule.  We dispute Nasdaq’s interpretation that the Insider Rule applies to the Closings and Nasdaq’s “rule making” mechanism for reaching that conclusion.  Nevertheless, we are seeking this ratification and approval to address Nasdaq’s application of the Insider Rule to the issuance of the Incentive Shares.  We therefore are seeking the ratification and approval by our stockholders for the issuance of the Incentive Shares to satisfy the Insider Rule.

          Under NASD Rule 4350(i)(1)(D) (the “20% Rule”), companies whose securities are traded on Nasdaq must obtain stockholder approval for the issuance of securities in a private offering of common stock or in a series of related offerings at a price less than the greater of the book or market value per share of the stock, if the issuance amounts to 20% or more of the common stock or 20% or more of the voting power of a company outstanding before the issuance.

          As of May 31, 2003, we had issued and outstanding 19,670,729 shares of common stock.  The additional 3.0 million Incentive Shares represent approximately 9% of our outstanding shares (assuming that the Class A warrants are exercised in full).  The Incentive Shares, together with the shares of common stock, Class A warrants and Class B warrants issued in December 2002, would exceed 20% of our common stock.

          The ratification and approval sought under Proposal 2 will be effective to satisfy the required stockholder approval under the 20% Rule.  Therefore, we are seeking the ratification and approval by our stockholders for the issuance and sale to Mr. Kimberlin to satisfy the 20% Rule.

          Under NASD Rule 4350(i)(1)(B) (the “Control Rule”), Nasdaq-listed companies must obtain stockholder approval for any issuance of securities that would result in a change of control.  Mr. Kimberlin, together with Cheshire Associates, an investor in the December 2002 private placement, and his other related entities, beneficially own in excess of 50% of our outstanding common stock.  If the increase in beneficial ownership of Mr. Kimberlin and Cheshire Associates resulting from the issuance of the Incentive Shares was construed to create a change of control, the approval sought under Proposal 2 would be effective to satisfy the required stockholder approval under the Control Rule.  Therefore, we are seeking the approval by our stockholders for the issuance of the Incentive Shares to satisfy the Control Rule.

Vote Required

          Under the NASD Rules, the minimum vote which will constitute stockholder approval of Proposal 2 for purposes of the Insider Rule, the 20% Rule and the Control Rule shall be a majority of the total votes present at a meeting in person or represented by proxy.  All shares held as of the Record Date by Mr. Kimberlin and Cheshire Associates may be voted on Proposal 2.

Impact if Stockholder Approval is Not Obtained

          A failure by us to obtain stockholder approval of this Proposal 2 may have a material adverse effect on us. These material adverse effects may include, among other things:

•	our becoming insolvent;
•	our inability to encourage the exercise of the Class A warrants issued in the December 2002 private placement; and

•	our needing to secure alternative sources of financing which, even if available, would likely be on terms substantially less favorable to us.

          Any or all of these events, in turn, would result in a material adverse effect on our liquidity an cash flows and on our ability to continue as a going concern.

THE BOARD OF DIRECTORS, WITH MR. KIMBERLIN ABSTAINING, UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

PROPOSAL 3

APPROVAL FOR THE PURPOSES OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. RULES 4350(i)(1)(A), 4350(i)(1)(B) AND 4350(i)(1)(D) OF THE ISSUANCE OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK IN CONNECTION WITH THE COMPANY’S PROPOSED PRIVATE PLACEMENT

The Offering

          General Terms.  We intend to conduct a private offering of up to $[5].0 million (the “Offering”) of Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  The offering price of the Series A Preferred Stock shall be equal to four times the lesser of (i) $1.496 (which price is the average closing price per share of our common stock, as quoted on the Nasdaq SmallCap Market, for the 10 consecutive trading days immediately prior to May 15, 2003) and (ii) the average of the closing prices per shares of our common stock, as quoted on the Nasdaq SmallCap Market for the 10 consecutive trading days immediately preceding the date of the issuance of such shares (the “New Series Purchase Price”).  Initially, each share of Series A Preferred Stock will be convertible into four shares of our common stock (the “Initial Conversion Ratio”).  Additionally, all of the [convertible] promissory notes issued in private placements to Cheshire Associates between January 1, 2003 and July [7], 2003, plus all interest accrued on a daily basis thereon at a rate of 8% per annum, (the “2003 Promissory Notes”), will be convertible into shares of the Series A Preferred Stock in the Offering.  The offering price for Series A Preferred Stock issuable upon conversion of the 2003 Promissory Notes shall be $5.984 per share (which price is four times the average closing price per share of our common stock, as quoted on the Nasdaq SmallCap Market, for the 10 consecutive trading days immediately prior to the issuance by us to Cheshire Associates of a secured convertible promissory note on May 15, 2003) (the “Note Purchase Price,” and together with the New Series Purchase Price, the “Original Purchase Price”).

          Dividends.  The holders of the Series A Preferred Stock shall be entitled to cumulative dividends in preference to any dividend issued to holders of our common stock or any other of our capital stock.  The dividends will accrue daily at the annual rate of 9% of the Original Purchase Price until the third anniversary of the receipt of stockholder approval for the Offering at which time such dividends will cease to accrue.  Such dividends may be payable by us at any time in cash or in-kind, or both, at our option, subject to our obligation to pay any accrued but unpaid dividends in cash at such times as shares of the Series A Preferred Stock are converted or redeemed, as the case may be.

          [If we elect to pay accrued but unpaid dividends in shares of common stock, the number of shares of common stock to be issued in lieu of cash dividends will be equal to: (x) the dollar amount of such dividend (calculated on a daily basis at a rate of 9% per annum) divided by (y) a price equal to the lesser of: (i) the average of the closing prices of the common stock for the ten (10) consecutive trading days immediately preceding the respective dividend payment date and (ii) the closing price of the common stock on the trading day immediately preceding such respective dividend payment date.]

          No dividend shall be paid to the holders of any common stock or holders of any other junior capital stock unless an equivalent dividend shall have already been paid to holders of the Series A Preferred Stock.

          Liquidation Preference.  In the event of we liquidate or wind up our business, the holders of the Series A Preferred Stock shall be entitled to receive, in preference to the holders of our common stock or other junior capital stock, a per share amount equal to all accumulated but unpaid dividends plus the Original Purchase Price.  A consolidation, merger, acquisition, or other corporate reorganization pursuant to which our stockholders immediately before such transaction own less than 50% of our voting power immediately after such transaction, or any other transaction in which all or substantially all of our assets are sold, transferred or otherwise disposed of shall be deemed to be a liquidation.

          Conversion.  The holders each shares of Series A Preferred Stock shall have the right to convert each share of Series A Preferred Stock (and accumulated but unpaid dividends thereon), at any time and from time to time to the extent such share shall not have been redeemed by us, into a number of shares of common stock equal to the Conversion Amount (as defined below).

          Subject to the Anti-Dilution Provisions set forth below, the Conversion Amount shall be as follows:

Months from the date of Stockholder Approval	Conversion Amount in Shares of Common Stock

0-12	4
13-15	5
16-18	6
19-21	7
22-24	8
25-27	9
28-30	10
31-33	11
34+	12

          Anti-Dilution Provisions.  The Conversion Amount shall be subject to a fully-diluted weighted average adjustment in the event that we issue any common stock equivalent securities at an implied price per share of common stock below one-fourth of the lower Original Purchase Price, as adjusted, other than the following excepted issuances: (a) options issued under our stock plans to the extent not in excess of 10% of our outstanding equity (on an as if converted, fully diluted basis), (b) securities issued in connection with a merger or acquisition (so long as we are the surviving entity) or (c) securities issued in connection with bona fide institutional investments. The Conversion Amount shall also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like.

          Redemption.  We may offer to repurchase or redeem, in whole or in part, for cash only, shares of the Series A Preferred Stock at any time at the Original Purchase Price (plus accumulated but unpaid dividends thereon) upon fifteen (15) business days’ prior written notice to the holder(s) of the Series A Preferred Stock.  [Each holder of the Series A Preferred Stock has the right to accept or reject our offer to redeem the Series A Preferred Stock.]  If we repurchase or redeem shares of the Series A Preferred Stock in part, each of the holders shall be paid by us on a pro rata basis in accordance with such holder’s percentage share of the aggregate outstanding shares of Series A Preferred Stock.

          Voting Rights.  The Series A Preferred Stock shall vote together with the common stock and not as a separate class, except as specifically provided herein or as otherwise required by law.  Each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of common stock then issuable upon conversion of such share.

          Protective Provisions.  For so long as any share of Series A Preferred Stock remains outstanding, the consent of the holders of at least 66.67% of the Series A Preferred Stock shall be required to: (i) increase the authorized number of shares of Series A Preferred Stock; (ii) materially and adversely alter or change the rights, preferences or privileges of the outstanding shares of Series A Preferred Stock, including by way of merger or consolidation; (iii) create a new class or series of shares having a dividend or liquidation preference senior to or pari passu with that of the Series A Preferred Stock; (iv) recapitalize; (v) liquidate, dissolve or wind up; or (vi) increase the number of shares reserved for issuance under our stock option plans to greater than 10% of our outstanding equity (on an as if converted, fully diluted basis).

          Registration Rights. The following registration rights shall apply to the shares of Series A Preferred Stock (including the shares of common stock issued upon conversion of shares of Series A Preferred Stock or granted as dividends thereon): (i) Demand Registration:  At any time following the date we receive stockholder approval of Proposal 3, the holders of the Series A Preferred Stock shall be entitled to two (2) demand registrations, which shall be exercisable by a vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock; and (ii) Piggy-Back and Form S-3 Registration Rights: Holders of Series A Preferred Stock shall be entitled to unlimited piggyback registration rights.  Holders of shares of Series A Preferred Stock with a value of at least $1.0 million shall be entitled to request on two additional occasions that their shares of Series A Preferred Stock be registered on Form S-3.

          We shall bear registration expenses (exclusive of underwriting discounts and commissions) of all demand, piggy-back and S-3 registrations, including, in the case of a demand and S-3 registration right, the expense of one special counsel of the selling stockholders not to exceed $30,000.  The registration rights shall be subject to customary conditions, holdbacks, exceptions, termination and other provisions.

          Purchase Agreement.  The purchase by investors of the Series A Preferred Stock shall be made pursuant to a Stock Purchase Agreement reasonably acceptable to us and the investor, which agreement shall contain, among other things, appropriate representations and warranties, covenants reflecting the provisions set forth in this Proposal 3 (including the filing of a certificate of designation for the Series A Preferred Stock) and appropriate conditions of closing as well as an opinion of our counsel.

          Transfer.  The investors in the Series A Preferred Stock shall be entitled to transfer all or part of the shares of Series A Preferred Stock purchased in the Offering subject to (i) securities laws restrictions and (ii) the transferee’s agreement to the terms of the Stock Purchase Agreement and related agreements as though transferee were an original purchaser thereunder.

          Use of Proceeds.  We expect to receive gross proceeds from the Offering of up to $[ ] million (net of the conversion of the 2003 Promissory Notes) if shares of Series A Preferred Stock are sold in the Offering and net proceeds of approximately [$___million], which we intend to use for working capital and other general corporate purposes.  Regardless of whether this Proposal 3 is approved by our stockholders, we cannot assure you that we will be able to raise any funds through the Offering.

          Placement Agent.  Spencer Trask Ventures, Inc. (“Spencer Trask”), an entity affiliated with, or related to, Mr. Kimberlin and Jed B. Trosper, a member of our Board of Directors.

          Placement Agent Fees.  We will (i) pay to Spencer Trask an aggregate fee equal to ten (10%) percent of the aggregate purchase price of all Series A Preferred Stock sold in the Offering (excluding any Series A Preferred Stock sold to any affiliate and/or related party of Spencer Trask but including any Series A Preferred Stock sold to any investment fund administered or managed by Spencer Trask) and (ii) issue to Spencer Trask an option to purchase that number of Series A Preferred Stock equal to twenty (20%) percent of all Series A Preferred Stock sold in the Offering (excluding any Series A Preferred Stock sold to any affiliate and/or related party of Spencer Trask but including any Series A Preferred Stock sold to any investment fund administered or managed by Spencer Trask) (the “Placement Agent Option”).  The Placement Agent Option shall be exercisable for a period of five (5) years following issuance.

          Subscribers.  We intend to sell the Series A Preferred Stock only to investors who are “qualified institutional buyers” under Rule 144A and “accredited investors” under Rule 501 of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended.  It is currently contemplated that the Offering will expire not later than [120 days] after the initiation of the Offering, unless the Placement Agent decides to extend the Offering.  However, the terms of the Offering may be changed by the decision of our Board of Directors or by our management to the extent it has been delegated that authority by our Board of Directors.

Necessity For Stockholder Approval

          The issuance by us of Series A Preferred Stock convertible into shares of common stock pursuant to the Offering is being submitted to our stockholders at this special meeting because, as described in Proposal 2, we are subject to certain Nasdaq rules, including the 20% Rule, the insider Rule and the Change of Control Rule.

          The 20% Rule.  The issuance by us of all of the shares of common stock underlying the shares of Series A Preferred Stock issued in the Offering would increase the number of outstanding shares of common stock from [19,670,729] (as of June 12, 2003) to [26,355,221, an approximate [34%] increase if the Series A Preferred Stock is converted within 12 months of our receipt of stockholder approval.  Additionally, if the Series A Preferred Stock is converted more than 34 months after our receipt of stockholder approval, the outstanding shares of common stock would increase to [39,724,205], an approximate [102%] increase.  Also, the conversion price of the shares of Series A Preferred Stock to be issued in connection with the Offering could be less than the average market value per share of our common stock at the time of the closing.

          The approval sought under this Proposal 3 will be effective to satisfy the required stockholder approval under the 20% Rule.  We  are therefore seeking the approval by our stockholders for the issuance and sale of Series A Preferred Stock in connection with the Offering to satisfy the 20% Rule.

          Change of Control Rule.  As described in detail in Proposal 2, under NASD Rule 4350(i)(1)(B), we are subject to the Control Rule.  If Cheshire Associates converts the 2003 Promissory Notes pursuant to the Offering, Mr. Kimberlin could beneficially own in excess of [65.3%] of our outstanding common stock (assuming that all the 2003 Promissory Notes, and all accrued and unpaid interest thereon, are converted).  If the issuance of the Series A Preferred Stock to Cheshire Associates or any other entity related to Mr. Kimberlin and the issuance of the Placement Agent Option to the Placement Agent were construed to result in a change of control, the approval sought under this Proposal 3 would be effective to satisfy the required stockholder approval under the Control Rule.  We therefore are seeking the approval by our stockholders for the issuance and sale of Series A Preferred Stock to Mr. Kimberlin or Cheshire Associate and the issuance of the Placement Agent Option in connection with the Offering to satisfy the Control Rule.

          Insider Rule.  As described in detail in Proposal 2, we are subject to the Insider Rule.  The NASD has informed us that it has an unpublished interpretation of the Insider Rule which, in the NASD’s view, establishes that the term “other arrangement” applies to arrangements which are not compensatory, such as capital raising transactions.  Furthermore, pursuant to its unpublished interpretation, the NASD has advised us that it requires stockholder approval only for “other arrangements” in which the issuance of securities to officers and directors is at a discount to the prevailing market price in excess of the lesser of (i) 1% of the number of shares outstanding, (ii) 1% of the voting power outstanding and (iii) 25,000 shares.  If the NASD determined that the issuance of the Placement Agent Option and the shares of Series A Preferred Stock pursuant to the Offering was an “arrangement” pursuant to which stock may be acquired by officers or directors that would trigger the Insider Rule, the approval solicited under this Proposal 3 would satisfy the Insider Rule.  We therefore are seeking the approval by our stockholders for the issuance of the Placement Agent Option and the Series A Preferred Stock to Cheshire Associates to satisfy the Insider Rule.

Vote Required

          Under the NASD Rules, the minimum vote which will constitute stockholder approval of this Proposal 3 for the purposes of the 20% Rule, the Control Rule and the Insider Rule is the affirmative vote of a majority of the total votes present in person or represented by proxy.

Incorporation by Reference of Annual Report on Form 10-K and Quarterly Report of Form 10-Q

          This Proxy Statement incorporates by reference our Form 10-K for the fiscal year ended December 31, 2002, which was previously delivered to our stockholders and which contains important information about us and our financial condition that is not included in this Proxy Statement.  This Proxy Statement also incorporates by reference our quarterly report on Form 10-Q for the period ended March 31, 2003. Copies of the Form 10-K and Form 10-Q have also been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov).

THE BOARD OF DIRECTORS, WITH MR. KIMBERLIN ABSTAINING, UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 3.

OTHER MATTERS

          We know of no other business that will be presented at the Special Meeting.  If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgement of the persons voting the proxies.

          Whether you intend to be present at the Special Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors

John N. Bonfiglio, Ph.D. Chief Executive Officer

June [17], 2003